Exhibit 99.3
For Immediate Release:
HARBINGER GROUP INC.
ANNOUNCES LAUNCH OF DEBT OFFERING
     (New York, NY — November 1, 2010) Harbinger Group Inc. (NYSE: HRG) announced today that it has commenced an offering of $325 million in aggregate principal amount of its senior secured notes with a five-year maturity. The net proceeds from the issuance of the notes will be used for general corporate purposes, which may include acquisitions and other investments. The net proceeds will be held in a segregated escrow account until consummation of the previously announced transaction pursuant to which Harbinger Group Inc. expects to issue approximately 119.9 million shares of its common stock in exchange for approximately 27.8 million shares of Spectrum Brands Holdings, Inc. common stock. If the escrow conditions are not fulfilled by March 31, 2011, the notes will be redeemed.
     The offering will be made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.
     The notes have not been and will not be registered under the Securities Act and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.
     “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release regarding the proposed offering are forward-looking statements based upon management’s current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward-looking statements. These statements and other forward-looking statements made from time-to-time by Harbinger Group Inc. (the “Company”) and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that the Company may not be successful in identifying any suitable future acquisition opportunities and those factors listed under the caption “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, as well as in the Company’s most recently filed Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
CONTACT:
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com
or
Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@Harbingergroupinc.com